CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard Money Market Reserves and Vanguard Admiral Funds of our report dated October 16, 2020, relating to the financial statements and financial highlights, which appears in Vanguard Cash Reserves Federal Money Market Fund, Vanguard Federal Money Market Fund and Vanguard Treasury Money Market Fund's Annual Report on Form N-CSR for the year ended August 31, 2020. We also consent to the references to us under the headings “Financial Statements”, “Service Providers—Independent Registered Public Accounting Firm” and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

December 18, 2020